EXHIBIT 23









               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



         We have issued our report dated February 7, 1996, accompanying the consolidated financial statements included in the 1995 Annual Report of National Penn Bancshares, Inc., and Subsidiaries on Form 10-K for the year ended December 31, 1995. We hereby consent to the incorporation by reference of said report in the Registration Statement of National Penn Bancshares, Inc., and Subsidiaries on Form S-8 (File No. 33-91630, effective April 27, 1995; File No. 33-87654, effective December 22, 1994; and File No. 33-15696, effective July 9, 1987) and on Form S-3 (File No 33-86094, effective November 7, 1994; File No. 33-47067, effective April 29, 1992; and File No. 33-02567, effective January 8, 1986).



 /s/  Grant Thornton, LLP
------------------------------
Grant Thornton, LLP
Philadelphia, Pennsylvania
March 29, 1996